Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Zendesk, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.01 par value per share, reserved for issuance pursuant to the Zendesk, Inc. 2014 Stock Option and Incentive Plan	457(c); 457(h)	6,079,780(2)	$101.59(4)	$617,644,850.20	$0.0000927	$57,255.68

Equity	Common stock, $0.01 par value per share, reserved for issuance pursuant to the Zendesk, Inc. 2014 Employee Stock Purchase Plan	457(c); 457(h)	1,215,956(3)	$86.35(5)	$104,997,800.60	$0.0000927	$9,733.30

Total Offering Amounts					$722,642,650.80		$66,988.98

Total Fee Offsets(6)							—

Net Fee Due							$66,988.98

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

The Zendesk, Inc. 2014 Stock Option and Incentive Plan (the “2014 Plan”) provides for an annual increase in the number of shares reserved and available for issuance under the 2014 Plan as follows: The number of shares available for issuance under the 2014 Plan will be increased on January 1, 2015 and each January 1 thereafter, in an amount equal to five percent (5%) of the number of issued and outstanding shares on the immediately preceding December 31. The 6,079,780 shares of common stock registered hereunder were authorized as of January 1, 2022 pursuant to the annual increase provisions described above.

(3)

The Zendesk, Inc. 2014 Employee Stock Purchase Plan (the “2014 ESPP”) provides for an annual increase in the number of shares reserved and available for issuance under the 2014 ESPP as follows: The number of shares available for issuance under the 2014 ESPP shall be subject to an annual increase to be added on January 1, 2015 and each January 1 thereafter equal to the lesser of 1,500,000 shares, one percent (1%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31, and such lesser number of shares of common stock determined by the Administrator (as defined in the 2014 ESPP). The 1,215,956 shares of common stock registered hereunder were authorized as of January 1, 2022 pursuant to the annual increase provisions described above.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of $101.59 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 9, 2022.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based on 85% of $101.59 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on February 9, 2022. Pursuant to the 2014 ESPP, the purchase price of the shares of the Registrant’s common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of the Registrant’s common stock on the first trading day of the offering period or on the exercise date.

(6)	The Registrant does not have any fee offsets.